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EXHIBIT 23.2

Consent of Ernst & Young, LLP

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Option Plan for Conversion of Stock Options and Warrants Assumed Pursuant to the Agreement and Plan of Merger among Main Street Banks, Inc., Main Street Bank and First National Bank of Johns Creek of our report dated January 30, 2002, with respect to the consolidated financial statements of Main Street Banks, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                      /s/ ERNST & YOUNG LLP

Atlanta, Georgia
December 26, 2002

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EXHIBIT 23.2 Consent of Ernst & Young, LLP Consent of Independent Auditors